Exhibit 99.1

Summit Global Logistics Celebrates 1 Year Anniversary!

East Rutherford, NJ, November 8, 2007
Today, Summit Global Logistics (OTCBB: SGLT) celebrates their 1 Year Anniversary. Launched one year ago, Summit Global Logistics offers high-performance end-to end supply chain solutions for importers, primarily in the Asia to United States Trade lane.

“This has been a very exciting year for all of us at Summit Global Logistics. Looking back, it is amazing how much we have been able to accomplish in 12 short months”, said Robert Agresti, President and CEO of Summit Global Logistics. “Not only did we receive approval for the establishment of a wholly foreign owned enterprise in China (WFOE), but we also established 12 owned offices in China and hired and trained over 300 employees. Upon the establishment of our Asian operations, we have achieved substantial volume and revenue growth during the past 6 months, and look forward to continuing to build our international business in the coming year.”

Summit Global Logistics has added many new Customers to its portfolio, including the recent announcement of the multi-year, multi-million dollar agreement with The Moret Group and the worldwide logistics service agreement with Guess?, Inc. “It is our strong relationships with existing and new Customers that has validated our position as a premier logistics provider of end-to-end supply chain solutions” commented Agresti.

With the addition of many new clients, Summit has also improved its warehouse and trucking utilizations under its FMI subsidiary. Additionally, during this past August, Summit Global Logistics was ranked within the top 5 Non-Vessel Operating Carrier (NVOCC) from Asia to the United States (source: Piers).

Over the past year, Summit Global Logistics also completed their C-TPAT Certification and entered into a partnership with Log-Net, an industry leader in international web-based supply chain execution solutions with several hundred customers now active.

“At this time, we would like to express our sincere appreciation and gratitude to our customers, employees, vendors and investors for their continued support and commitment to Summit Global Logistics.” said Agresti. “We look forward to another exciting year of continued growth and accomplishment”.

About Summit Global Logistics
Summit International Logistics, headquartered in East Rutherford, NJ is an international supply chain management firm serving importers and exporters in North America, China, Asia, Eastern Europe and the Middle East. Summit provides unmatched last-mile delivery execution and a full range of customized services with full shipment visibility to support customer satisfaction and improved inventory management. Unlike the international giants, Summit delivers personal and attentive service and their experienced professional representatives are available to meet your challenges at all times.

Forward-Looking Statements
This press release includes "forward looking statements" as defined by the Securities and Exchange Commission (the "SEC"). Forward-looking statements include all statements that do not relate solely to historical or current facts. These forward-looking statements are based on the current plans and expectations of our management and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. These factors include, but are not limited to: economic conditions affecting the human capital solutions industry; the adverse effect of legislation and other matters affecting the industry; increased competition in the industry; our dependence on certain customers; the risk that we may not be able to retain and attract customers; the availability of and costs associated with potential sources of financing; the loss of key personnel; our inability to attract and retain new qualified personnel; difficulties associated with integrating acquired businesses and customers into our operations; material deviations from expected future workers' compensation claims experience; collectibility of accounts receivable; the carrying values of deferred income tax assets and goodwill, which may be affected by future operating results; the availability of capital or letters of credit necessary to meet state-mandated surety deposit requirements; and government regulation.

Investor Relations & Media Contact:
Samantha Scott
Summit Global Logistics
201-806-3700 Ext. 205
sscott@summitgl.com